Exhibit 99.3

Put and call Agreement

THIS put and call Agreement (this “Agreement”) is made and entered into as of July 29, 2015 by and between Michael I.  Sacks (“Sacks”) and Centric Capital Ventures LLC, a Delaware limited liability company (“Centric”).

WHEREAS, Sacks currently beneficially owns 2,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of ULURU Inc., a Nevada corporation (“ULURU”), which he acquired under the Assignment Agreement, dated as of January 31, 2014, among Sacks, IPMD GmbH (“IPMD”) and The Punch Trust (“TPT”), pursuant to which IPMD assigned to Sacks and TPT its rights and interests to purchase up to 3,000,000 shares of Common Stock as detailed in a warrant dated December 21, 2012, as amended;

WHEREAS, the Common Stock is currently illiquid and does not trade on a national stock exchange and the Share price has been relatively volatile since date the Shares were first acquired by Sacks;

WHEREAS, the average per share price of the Common Stock over the four weeks prior to the date of this Agreement was below $0.45 per share;

WHEREAS, pursuant to the Stockholders’ Agreement, dated as of January 31, 2014, by and among Sacks, IPMD and TPT, as amended by Amendment to Stockholders’ Agreement, dated as of July 27, 2015 (the “Stockholders’ Agreement”), certain transfers of Shares by Sacks are subject to rights of first refusal and co-sale, however, a transfer of Shares to Centric would be exempt from such restrictions;

WHEREAS, Sacks may transfer rights under the Registration Rights Agreement, dated as of January 31, 2014, by and among Sacks, TPT and ULURU (the “Registration Rights Agreement”), to Centric;

WHEREAS, once exercisable, the Put Right (as defined below) would provide Sacks with the opportunity for immediate liquidity with respect to the Shares; and

WHEREAS, the parties hereto desire to set forth in this Agreement certain rights and obligations with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual promises and conditions hereinafter set forth, the parties hereto agree as follows:

1.            Right to Put.

(a)          General.  At any time on or after January 1, 2016 but prior to July 31, 2022, Sacks shall have the right to sell to Centric and Centric agrees to purchase from Sacks, for the Put Payment Amount (as defined below), all or any portion of the Shares as indicated in a Put Notice (as defined below) from Sacks (the “Put Right”).

(b)          Method of Exercise.  Sacks may exercise the Put Right by delivering to Centric a notice of his intent to sell Shares pursuant to Section 1(a) in the form attached hereto as Exhibit A (the “Put Notice”).  In the event that the initial Put Notice does not provide for the purchase of all of the Shares, from time to time thereafter, Sacks may deliver subsequent Put Notices, provided, however, no Put Notice may be delivered sooner than three months following the delivery of the prior Put Notice.  If, within five Business Days of receiving a Put Notice, Centric notifies Sacks that it has engaged in one or more transactions in ULURU securities (each, a “Sale Transaction”) during the prior six months that could be matched against the purchase of Shares upon the exercise of the Put Right and trigger liability for Centric under Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”), then such Put Notice shall be deemed rescinded and Sacks may not deliver another Put Notice until the Business Day after the expiration of the six month period following the latest Sale Transaction (the “Put Blackout Period”).  Following any such Put Notice rescission, Centric shall not voluntarily enter into any additional Sale Transactions sooner than one month following the end of the Put Blackout Period.

(c)          Closing.  The closing of each purchase and sale pursuant to the exercise of the Put Right shall be held on a date mutually agreed to by Sacks and Centric, which shall be no later than the tenth Business Day (as defined below) after Sacks’ delivery to Centric of the Put Notice (the “Put Closing”).  On or before the date of the Put Closing, (i) Centric shall (A) cause the Put Payment Amount in immediately available funds to be deposited in escrow with an escrow agent mutually agreeable to Sacks and Centric (the “Escrow Agent”) by wire transfer to the Escrow Agent’s account provided in writing to Sacks and Centric (the “Escrow Account”) and (B) deliver executed Joinder Documents (as defined below) to the Escrow Agent, and (ii) Sacks shall deliver to the Escrow Agent a copy of the Put Notice and a certificate representing the Shares to be sold, which certificate shall be issued in Centric’s name (or in the name of Centric’s nominee if notice of such issuance shall have been provided by Centric to Sacks and the Escrow Agent).  Following the Escrow Agent’s receipt of such documents and the Put Payment Amount, the Escrow Agent shall transfer the Put Payment Amount to Sacks at an account provided in writing by Sacks to the Escrow Agent, deliver to Centric the certificate representing the Shares sold pursuant to the exercised Put Right and deliver the Joinder Documents to the parties to the Stockholders’ Agreement and Registration Rights Agreement as provided therein.

2.            Right to Call.

(a)          General.  At any time on or after August 1, 2016 but prior to July 31, 2022, Centric shall have the right to purchase from Sacks and Sacks agrees to sell to Centric, for the Call Payment Amount (as defined below), all or any portion of the Shares as indicated in a Call Notice (as defined below) from Centric (the “Call Right”).

(b)          Method of Exercise.  Centric may exercise the Call Right by delivering to Sacks a notice of its intent to purchase Shares pursuant to Section 2(a) in the form attached hereto as Exhibit B (the “Call Notice”).  In the event that the initial Call Notice does not provide for the purchase of all of the Shares, from time to time thereafter, Centric may deliver subsequent Call Notices, provided, however, no Call Notice may be delivered sooner than three months following the delivery of the prior Call Notice.  If, within five Business Days of receiving a Call Notice, Sacks notifies Centric that he has engaged in one or more transactions in ULURU securities

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(each, a “Purchase Transaction”) during the prior six months that could be matched against the sale of Shares upon the exercise of the Call Right and trigger liability for Sacks under Section 16(b), then such Call Notice shall be deemed rescinded and Centric may not deliver another Call Notice until the Business Day after the expiration of the six month period following the latest Purchase Transaction (the “Call Blackout Period”).  Following any such Call Notice rescission, Sacks shall not voluntarily enter into any additional Purchase Transactions sooner than one month following the end of the Call Blackout Period.

(c)          Closing.  The closing of each purchase and sale pursuant to the exercise of the Call Right shall be held on a date mutually agreed to by Sacks and Centric, which shall be no later than the tenth Business Day after Centric’s delivery to Sacks of the Call Notice (the “Call Closing”).  On or before the date of the Call Closing, (i) Centric shall (A) cause the Call Payment Amount in immediately available funds to be deposited in the Escrow Account by wire transfer, and (B) deliver to the Escrow Agent a copy of the Call Notice and executed Joinder Documents, and (ii) Sacks shall deliver to the Escrow Agent a certificate representing the Shares to be purchased, which certificate shall be issued in Centric’s name (or in the name of Centric’s nominee if notice of such issuance shall have been provided by Centric to Sacks and the Escrow Agent).  Following the Escrow Agent’s receipt of such documents and the Call Payment Amount, the Escrow Agent shall transfer the Call Payment Amount to Sacks at an account provided in writing by Sacks to the Escrow Agent, deliver to Centric the certificate representing the Shares sold pursuant to the exercised Call Right and deliver the Joinder Documents to the parties to the Stockholders’ Agreement and Registration Rights Agreement as provided therein.

3.            Actions under the Stockholders’ Agreement and Registration Rights Agreement.

In connection with any Put Closing or Call Closing, all of Sacks’ rights under the Stockholders’ Agreement and Registration Rights Agreement with respect to the Shares being so purchased shall be transferred to Centric effective as of the date of such Put Closing or Call Closing.  Prior to any Put Closing or Call Closing, Sacks shall provide the applicable notices to the Company, TPT and IPMD required under the Stockholders’ Agreement and the Registration Rights Agreement and Centric shall have executed and delivered to the Escrow Agent a counterpart signature page to such agreements, or joinder agreements, as confirmation that Centric shall be bound by all of the terms and conditions of the Stockholders’ Agreement and Registration Rights Agreement, as applicable (the “Joinder Documents”).  The forms of Joinder Documents shall be provided by Sacks to Centric, and shall be reasonably acceptable to Centric.

4.            Miscellaneous.

(a)          Certain Definitions.  For purposes of this Agreement:

(i)          “Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks are authorized or required by law to close in each of New York City, London and Johannesburg.

(ii)         “Call Payment Amount” shall equal $0.60 per Share (subject to appropriate adjustment in the event of any stock dividend, stock split,

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reverse stock split, combination, merger, consolidation or other similar transaction with respect to the Common Stock or ULURU).

(iii)        “Put Payment Amount” shall equal $0.25 per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, merger, consolidation or other similar transaction with respect to the Common Stock or ULURU).

(b)          Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)          Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

(d)          Counterparts; Electronic Delivery.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e)          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)          Notices.  Unless the parties otherwise agree, (i) all notices and other communications, waivers, consents and amendments given or made pursuant to this Agreement shall be delivered via email to Sacks at mottysacks@gmail.com and to Centric at bradsacks@centriccapital.com and (ii) certificates evidencing Shares purchased upon exercise of a Put Right or Call Right shall be delivered to Centric at the address notified by Centric from time to time.  In the event that Sacks delivers a Put Notice and Centric delivers a Call Notice on the same day, then the operative exercise shall be the first notice to have been delivered, based on Greenwich Mean Time.

(g)          Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by Sacks and Centric.

(h)          Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, each of the parties hereto shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter

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jurisdiction (without the need to provide any bond or other security).  Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(i)          Attorneys’ Fees.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(j)          Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to either party under this Agreement, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, either under this Agreement or by law or otherwise afforded to either party, shall be cumulative and not alternative.

(k)          Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provisions there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible considering the intent of the parties hereto and the bargained for consideration or benefits to be received by each party hereto.

(l)          Entire Agreement.  This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(m)          Certain Adjustments.  In the event of any issuance of additional shares of Common Stock to Sacks or a change effected to reduce the number of shares of Common Stock (including, without limitation, in connection with any stock split, stock dividend, reverse stock split or other combination, recapitalization, reorganization or the like), such new or adjusted shares shall be considered “Shares” and become subject to this Agreement.

(n)          Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE Shares OR THE SUBJECT MATTER HEREOF.  THE SCOPE

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OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Put and Call Agreement as of the date first written above.

/s/ Michael I. Sacks
Michael I. Sacks

CENTRIC CAPTIAL VENTURES LLC

By:	/s/ Bradley J. Sacks
Bradley J. Sacks
Managing Member

SIGNATURE PAGE TO PUT and call Agreement

Exhibit A

Put Notice

In accordance with the Put and Call Agreement dated as of July 29, 2015 (the “Put and Call Agreement”), by and between Michael I.  Sacks (“Sacks”) and Centric Capital Ventures LLC (“Centric”), Sacks hereby exercises his right to sell to Centric, and shall sell to Centric, upon receipt of $________ (representing the Put Payment Amount), ________ shares of Common Stock.

The Put Payment Amount is to be paid, and the Put Closing is to be consummated, in the manner set forth in the Put and Call Agreement.

All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Put and Call Agreement.

Dated: _________________

Michael I. Sacks

Exhibit B

Call Notice

In accordance with the Put and Call Agreement dated as of July 29, 2015 (the “Put and Call Agreement”), by and between Michael I.  Sacks (“Sacks”) and Centric Capital Ventures LLC (“Centric”), Centric hereby exercises its right to purchase from Sacks, and shall purchase from Sacks, upon payment of $___________ (representing the Call Payment Amount), ________ shares of Common Stock.

The Call Payment Amount is to be paid, and the Call Closing is to be consummated, in the manner set forth in the Put and Call Agreement.

All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Put and Call Agreement.

Dated: _________________

CENTRIC CAPITAL VENTURES LLC

By:
Bradley J. Sacks
Managing Member